Exhibit 10.24

INVESTMENT AGREEMENT

This agreement is effective April 1, 2002 by and among 8x8, Inc. ("8x8") and Joe Parkinson, Chairman and an employee of 8x8 ("Employee").

  INVESTMENT POOL. 8x8 will make available $1 million (the "Initial Pool") of its funds to Employee for investment as he directs (though Bryan Martin, CEO and David Stoll, CFO, are also authorized to make transactions, though Employee then does not guarantee against loss below the Initial Pool in the event that they do; provided, however, that the CEO may require that Employee make any amounts available to 8x8 that the CEO deems necessary for the operation of the company or the investment pool without affecting Employee's guarantee against loss below the Initial Pool).
  GUARANTEE. At the end of each calendar quarter, or upon termination of this agreement, Employee will personally replenish the Initial Pool to the extent that it has lost principal value below $1M (but with a credit for any amounts withdrawn by 8x8) based on publicly available quotes in the determination of the CFO ("Replenishment Money"). Any subsequent increase in value over the Initial Pool will be returned to Employee at the end of subsequent calendar quarters, to the extent required to restore Employee's past Replenishment Money amounts.
  BONUS. The Board of Directors of 8x8 intends (but is not obligated to do so), in its discretion, that 8x8 will pay Employee a bonus of 25% of the pre-tax net positive change in value of the investment pool at the end of each quarter, to the extent that such investment pool has exceeded the value at the beginning of the quarter, and net of any increase that is returned to Employee to restore Employee's past Replenishment Money amounts. It is anticipated that any salary paid Employee since the date that the Initial Pool ("Inception Date") is available for him to invest will reduce the amount of such bonus payable to Employee. To the extent that Employee has been paid full bonuses for gains in the pool and the pool subsequently declines at the end of a quarter compared to the beginning of the quarter, the Employee will restore (and pay back to 8x8) 25% of the loss in value for such quarter; provided that the Employee keeps what would otherwise be his salary (so there is no replenishment to the extent of salary earned, only the portion of bonus above salary). Whether the bonus is paid or not, to the extent of the 25% of gains in each quarter, that amount of gains may be withdrawn from the pool and returned to 8x8 at the request of the CEO.
  AUTHORITY AND POOL ENDS. The authority of Employee to enter into trades ends whenever the CEO in his discretion or Employee decides to terminate the arrangement. Then, all positions will be promptly liquidated, balances will be rectified according to paragraphs 2 and 3 above, and the funds returned to the bank account of 8x8 immediately.

Agreed:
8x8, Inc.		Joe Parkinson, Employee
By:	/s/ Bryan Martin	/s/ Joe Parkinson
	Bryan Martin, CEO	Joe Parkinson